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                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              STAFF BUILDERS, INC.


     The undersigned, being the President and the Secretary, respectively, of Staff Builders, Inc., hereby certify that:

     1. The name of the Corporation (hereinafter called "Corporation") is Staff Builders, Inc.

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended to amend Article FOURTH of the Restated Certificate of Incorporation to increase the number of authorized shares of common stock, $.01 par value per share, from 15,000,000 shares to 25,000,000 shares. As amended, the first paragraph of said Article FOURTH shall read in its entirety as follows:

          FOURTH: The Corporation shall be authorized to issue the following shares:
                                  Number
               Class              of Shares        Par Value
               -----              ---------        ---------

             PREFERRED               10,000          $1.00
             COMMON              25,000,000          $ .01

          3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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          IN WITNESS WHEREOF, the undersigned have executed this document and affirm that the facts contained therein are true under penalties of perjury.

Dated:  August 8, 1991


                                   /s/ Ephraim Koschitzki
                                   -----------------------------
                                   President, Ephraim Koschitzki


Attest:


 /s/ David Savitsky
-------------------------
Secretary, David Savitsky